Exhibit 99.1

News Release

Hi-Crush Partners LP Reports Fourth Quarter and Full-Year 2013 Results

Houston, Texas, February 6, 2014 - Hi-Crush Partners LP (NYSE: HCLP), “Hi-Crush” or the “Partnership”, today reported fourth quarter results. Net income was $18.1 million, or $0.63 per limited partner unit, for the fourth quarter of 2013 and $58.6 million, or $2.08 per limited partner unit, for the year ended December 31, 2013.

The Partnership reported earnings before interest, taxes and depreciation and amortization (“EBITDA”) of $22.1 million for the fourth quarter of 2013 and $69.2 million for the year ended December 31, 2013. The Partnership’s distributable cash flow for the fourth quarter of 2013 of $20.4 million corresponds to distribution coverage of 1.38x the total $14.7 million in distributions to be paid on February 14, 2014.

“Hi-Crush generated exceptional results for the fourth quarter and full year 2013,” said Robert E. Rasmus, Co-Chief Executive Officer of Hi-Crush. “Our distribution network delivered strong results through the second half of the year as demand for Hi-Crush sand and related services accelerated. Our Wyeville plant operated above nameplate capacity and we continue to be the low-cost leader in the sector. We see demand continuing to grow in 2014 with increased usage of sand and are ready to capitalize on opportunities with our integrated services business model.”

Revenues for the quarter ended December 31, 2013 totaled $51.5 million on sales of 588,471 tons of frac sand and transload services, compared to $16.2 million on sales of 248,158 of frac sand for the quarter ended December 31, 2012. Revenues for the year ended December 31, 2013 were $141.7 million comprised of 1,849,075 tons of frac sand sold, and transload services, compared to $75.6 million on 1,165,818 tons of frac sand sold for the year ended December 31, 2012 (predecessor and successor periods combined). The average selling price of frac sand, reflecting the mix between pricing for delivery at the production facility and at the destination, was $74 per ton in the fourth quarter of 2013 compared to $65 per ton for delivery at the production facility only in the same period in 2012. The production cost for sand produced and delivered from the Wyeville facility was $12.50 and $15.49 per ton during the quarters ended December 31, 2013 and 2012, respectively.

“In 2013, we successfully expanded and diversified the Hi-Crush business model from a pure proppant producer to an integrated producer, transporter, marketer and distributor of high-quality sand,” said James M. Whipkey, Co-Chief Executive Officer of Hi-Crush. “As a result, we were able to significantly increase our services offering, expand our volumes and our revenues, and we continue to expect to deliver on our guidance for low double-digit annual distribution growth. We are well-positioned to execute on our growth objectives for 2014.”

On January 16, 2014, Hi-Crush declared its fourth quarter cash distribution of $0.51 per unit for all common and subordinated units, or $2.04 on an annualized basis. This amount corresponds to a 7% increase from the minimum quarterly cash distribution of $0.475 per unit, and will be paid on February 14, 2014 to all common and subordinated unitholders of record on January 31, 2014.

Conference Call

A conference call for investors will be held on Thursday, February 6, 2014 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss Hi-Crush’s fourth quarter and year-end 2013 results and forward outlook. Hosting the call will be Robert E. Rasmus, Co-Chief Executive Officer, James M. Whipkey, Co-Chief Executive Officer and Laura C. Fulton, Chief Financial Officer.  The call can be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13575227. The replay will be available until February 20, 2014.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrushpartners.com in the Investors-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call.

The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrushpartners.com in the Investors-Event Calendar and Presentations section.

Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Distributable Cash Flow and Production Costs, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). EBITDA, Distributable Cash Flow and Production Costs are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline and, a specialized mineral that is used as a "proppant" (frac sand) to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wyeville, Wisconsin, consist of "Northern White" sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. Hi-Crush owns and operates the largest distribution network in the Marcellus and Utica shales, and has distribution capabilities throughout North America. For more information, visit www.hicrushpartners.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “could,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (“SEC”), including those described under Item 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2012 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:

Investor Relations
ir@hicrushpartners.com
(713) 960-4811

Unaudited Condensed Consolidated Statement of Operations
(Amounts in thousands, except units and per unit amounts)

	Three Months	Three Months
	Ended	Ended
	December 31, 2013	December 31, 2012
	Successor	Successor
Revenues	$51,498	$16,215
Cost of goods sold (including depreciation, depletion and amortization)	31,214	4,313
Gross profit	20,284	11,902
Operating costs and expenses:
General and administrative	4,609	2,203
Exploration expense	1	64
Accretion of asset retirement obligation	29	53
Income from operations	15,645	9,582
Other income (expense):
Income from preferred interest in Hi-Crush Augusta LLC	3,750	—
Other income	—	—
Interest expense	(1,337)	(183)
Net income	$18,058	$9,399
Net income per limited partner unit:
Common units – basic and diluted	$0.63	$0.35
Subordinated units – basic and diluted	$0.63	$0.35
Weighted average limited partner units outstanding:
Common units – basic and diluted	15,224,820	13,640,351
Subordinated units – basic and diluted	13,640,351	13,640,351

Unaudited Condensed Consolidated Statement of Operations
(Amounts in thousands, except tons, units and per unit amounts)

		Period from	Period from
	Year Ended	August 16 Through	January 1 Through
	December 31, 2013	December 31, 2012	August 15, 2012
	Successor	Successor	Predecessor
Revenues	$141,742	$28,858	$46,776
Cost of goods sold (including depreciation, depletion and amortization)	74,539	7,145	13,336
Gross profit	67,203	21,713	33,440
Operating costs and expenses:
General and administrative	16,205	2,795	4,631
Exploration expense	47	91	539
Accretion of asset retirement obligation	117	56	16
Income from operations	50,834	18,771	28,254
Other income (expense):
Income from preferred interest in Hi-Crush Augusta LLC	11,250	—	—
Other income	—	—	6
Interest expense	(3,522)	(263)	(3,240)
Net income	$58,562	$18,508	$25,020
Net income per limited partner unit:
Common units – basic and diluted	$2.08	$0.68
Subordinated units – basic and diluted	$2.08	$0.68
Weighted average limited partner units outstanding:
Common units – basic and diluted	14,527,914	13,640,351
Subordinated units – basic and diluted	13,640,351	13,640,351

Unaudited EBITDA and Distributable Cash Flow
(Amounts in thousands)

				Period from	Period from
	Three Months Ended	Three Months Ended	Year Ended	August 16 Through	January 1 Through
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012	August 15, 2012
	Successor	Successor	Successor	Successor	Predecessor
Reconciliation of distributable cash flow to net income:
Net income	$18,058	$9,399	$58,562	$18,508	$25,020
Depreciation and depletion expense	1,082	468	3,399	863	1,089
Amortization expense	1,662	—	3,687	—	—
Interest expense	1,337	183	3,522	263	3,240
EBITDA	$22,139	$10,050	$69,170	$19,634	$29,349
Less: Cash interest paid	(1,230)	(93)	(2,974)	(136)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (1)	(581)	(335)	(2,028)	(593)
Add: Accretion of asset retirement obligation	29	53	117	56
Add: Quarterly distribution from preferred interest in Augusta (2)	—	—	3,750	—
Distributable cash flow	$20,357	$9,675	$68,035	$18,961

(1)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton sold during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(2)
The amount pertains to the fourth quarter performance of Augusta, on which we are entitled to receive a preferred distribution of $3,750. We have included this amount in our distributable cash flow for the year ended December 31, 2013 as we will receive this distribution on February 11, 2014, in advance of our fourth quarter 2013 cash distributions to our common and subordinated unitholders, which will be paid on February 14, 2014. The amount is not reflected in our GAAP net income during the year ended December 31, 2013 because our investment in Augusta is accounted for under the cost method. In accordance with that method, any distributions earned under our preferred interest are not recognized as income until the cash is actually received by the Partnership.

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

		Period from	Period from
	Year Ended	August 16 Through	January 1 Through
	December 31, 2013	December 31, 2012	August 15, 2012
	Successor	Successor	Predecessor
Depreciation, depletion and amortization	$7,086	$863	$1,089
Operating activities	55,005	18,384	16,660
Investing activities	(138,715)	(2,239)	(80,045)
Financing activities	89,259	(7,631)	61,048
Net increase (decrease) in cash	5,549	8,514	(2,337)

Unaudited Condensed Consolidated Balance Sheet
(Amounts in thousands)

	December 31, 2013	December 31, 2012
	Successor	Successor
Assets
Current assets:
Cash	$16,047	$10,498
Restricted cash	690	—
Accounts receivable	31,581	8,199
Inventories	16,265	3,541
Due from Sponsor	—	5,615
Prepaid expenses and other current assets	1,432	393
Total current assets	66,015	28,246
Property, plant and equipment, net	113,342	72,844
Goodwill and intangible assets, net	71,936	—
Preferred interest in Hi-Crush Augusta LLC	47,043	—
Other assets	3,808	1,095
Total assets	$302,144	$102,185
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$8,306	$1,977
Accrued and other current liabilities	4,375	1,755
Due to Sponsor	2,571	—
Deferred revenue	—	1,715
Total current liabilities	15,252	5,447
Long-term debt	138,250	—
Asset retirement obligation	1,673	1,555
Total liabilities	155,175	7,002
Commitments and contingencies	—	—
Partners’ capital:
General partner interest	—	—
Limited partner interests, 28,865,171 and 27,280,702 units outstanding, respectively	137,426	95,183
Class B units, 3,750,000 and zero units outstanding, respectively	9,543	—
Total partners’ capital	146,969	95,183
Total liabilities and partners’ capital	$302,144	$102,185

Unaudited Production Cost per Ton
(Amounts in thousands, except tons, units and per unit amounts)

	Three	Three		Period from	Period from
	Months Ended	Months Ended	Year Ended	August 16 Through	January 1 Through
	December 31,	December 31,	December 31,	December 31,	August 15,
	2013	2012	2013	2012	2012
	Successor	Successor	Successor	Successor	Predecessor
Reconciliation of production costs to costs of goods sold:
Production costs	$5,381	$3,845	$20,898	$6,282	$12,247
Other cost of sales	24,270	—	49,177	—	—
Depreciation, depletion and amortization	1,563	468	4,464	863	1,089
Total costs of goods sold	$31,214	$4,313	$74,539	$7,145	$13,336

Sand produced and delivered (tons)	430,309	248,158	1,502,015	439,604	726,214
Production costs per ton	$12.50	$15.49	$13.91	$14.29	$16.86